Exhibit 99.1

3CI Complete Compliance Corporation Announces Final Court Approval
Friday March 17, 2:08 pm ET

DALLAS, March 17 /PRNewswire-FirstCall/ — 3CI Complete Compliance Corporation, d/b/a American 3CI (OTC Bulletin Board: TCCC - News; the “Company”), a medical waste management services company, announced that on March 14, 2006, the court in the class action lawsuit against the Company’s controlling stockholder, Stericycle, Inc., and other defendants issued a final judgment approving the terms of the settlement agreement among the parties. In addition, the court issued an order approving the plan of allocation of the settlement funds. Class members consist of all persons who held Company common stock on September 30, 1998, or acquired common stock during the class period (September 30, 1998 to February 10, 2005), with certain exclusions. Anyone who has purchased 3CI common stock for the first time after February 10, 2005 is not a class member and will not participate in the settlement proceeds distribution.

The court order provides for $.60 per share to be allocated as the consideration for the Company common stock transferred to Stericycle by the final judgment and to be paid to class members who file validated claims and who held their shares as of the March 14, 2006 date of the final judgment. The court approved an award of attorneys’ fees to counsel for the class of $10,833,333, plus out-of-pocket expenses of $391,385. The court also approved the payment of an aggregate of $1 million in retention bonuses to 3CI employees and an aggregate of approximately $75,000 to the class representative and the members of 3CI’s special committee of the Board. The balance of the $32.5 million settlement fund, after deducting such payments, fees and expenses, will be paid to class members who filed validated claims for their alleged damages in proportion to the length of time that they held Company common stock during the class period.

Under the terms of the court’s orders, all shares of 3CI common stock held by class members were transferred to Stericycle as of March 14, 2006. The class administrator handling claims in the class action has indicated that as of February 28, 2006, holders of in excess of 2,500,000 shares of 3CI common stock have submitted claims. The shares transferred to Stericycle by the final judgment, together with other shares owned directly or indirectly by Stericycle, will enable Stericycle to acquire the remaining shares of 3CI common stock which are not held by class members by means of a short-form merger.

The court’s final judgment is subject to appeal. The lawsuit, in which a class of certain of the Company’s minority stockholders and the Company are plaintiffs, is pending in the First Judicial District Court, Caddo Parish, Louisiana.

Media Contact:

Matthew D. Peiffer

Chief Financial Officer

972-375-0006

Disclosure Regarding Forward-Looking Statements

This release may include “forward-looking statements” as that phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions, including without limitation, the following as they relate to the Company: fluctuations in operating results and seasonality; the Company’s ability to market, sell and support products; technological changes; competition; dependence on management; dependence on key suppliers; dependence on customer demand and business and economic cycles; and changes in capital and financial markets, including the performance of companies quoted on the OTC Bulletin Board. Should one or more of these risks or uncertainties materialize, or should underlying assumption prove incorrect, actual results may vary materially from those described herein.